Exhibit 99.1

For Immediate Release:	Contact:	Patrick Dennis Chief Financial Officer (203) 629-9595 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC. Reports Third Quarter Results

•	Assets Under Management (AUM) of $1.25 billion at September 30, 2016, versus $1.19 billion at June 30, 2016
•	Diluted EPS increases to $0.16 per share for the quarter versus a loss of $0.30 per share for the comparable quarter in 2015
•
GAMCO Note reduced to $100 million as of September 30, 2016 from $250 million as of June 30, 2016 which bolstered GAAP book value per share to $35.41 per share at September 30, 2016 from $29.66 per share at June 30, 2016

•	Repurchased 93,627 shares during the quarter at an average of $30.78 per share

Rye, New York, November 4, 2016 – Associated Capital Group, Inc. (“AC” or the “Company”) reported financial results for the third quarter ended September 30, 2016, its third full quarter as a stand-alone public company since its spin-off from GAMCO Investors, Inc. (“GAMCO”) on November 30, 2015.

Third Quarter Overview

The Company’s third quarter operating revenues climbed to $5.5 million from $4.7 million for the third quarter of 2015.  Investment and other non-operating income for the quarter was $10.3 million versus a loss of $11.3 million for the same period in 2015.  Net income was $4.0 million, or $0.16 per diluted share, compared to net loss of $7.5 million, or $0.30 per diluted share in the third quarter of 2015.

Financial Highlights	Q3				Year to Date
($'s in 000's except AUM and per share data)	2016		2015		2016	2015

AUM - end of period (in millions)	$1,251		$1,085

Revenues	5,451		4,690		14,932	13,847

Operating loss, before management fee (a)	(3,856)		(2,455)		(11,298)	(9,307)

Investment and other non-operating income/(expense), net	10,333		(11,311)		21,978	485

Income/(loss) before income taxes	5,836		(12,392)		9,614	(7,944)

Net income/(loss)	3,959		(7,540)		6,571	(4,300)

Net income/(loss) per share	$0.16		$(0.30)		$0.26	$(0.17)

Shares outstanding at September 30	25,361	(b)	25,538	(c)	25,361	25,538
(a) See GAAP to non-GAAP reconciliation on page 6.
(b) Shares outstanding consist of 24,934 non-RSA shares and 427 RSA shares.
(c) Based on GAMCO shares outstanding as of September 30, 2015 as this was prior to the spin-off.

Financial Condition

At September 30, 2016, the Company’s book value on a GAAP basis was $898 million, or $35.41 per share, including $427 million of cash and short term US treasuries; $203 million of marketable securities (inclusive of 4.4 million shares of GAMCO stock); and $254 million invested in affiliated and third party funds and partnerships. The Company has no long term debt. Our financial resources underpin our flexibility to pursue strategic objectives that may include acquisitions, lift-outs, seeding new investment strategies, and co-investing, as well as shareholder compensation in the form of share repurchase and dividends.

On a mark to market basis, our investment in GAMCO stock decreased in value by $19 million to $125 million at September 30, 2016 from $144 million at June 30, 2016. The change in value is reflected in comprehensive income for the quarter, but does not flow through net income in accordance with generally accepted accounting principles for available-for-sale securities.

The Company also provides an analysis of Adjusted Economic book value (“AEBV”), and AEBV per share, a non-GAAP financial measure that management believes is useful for analyzing AC’s financial condition.  A note was issued by GAMCO to AC with an initial face value of $250 million (the “GAMCO Note”) as part of the spin-off transaction.  The current principal balance of this note is not treated as an asset for GAAP purposes, but as a reduction in equity. AEBV is a non-GAAP measure that reflects the GAMCO Note as if it were an asset as opposed to a reduction in equity.  During the third quarter, GAMCO prepaid $150 million of the GAMCO Note, reducing the principal outstanding as of September 30, 2016 to $100 million.  At September 30, 2016, AEBV for the Company was $998 million and the AEBV per share was $39.35 per share. As the GAMCO Note is paid down, equity will increase and once the GAMCO Note is fully paid, GAAP book value and AEBV will be the same.

The Company continues to explore various alternatives to reduce our economic exposure to GAMCO resulting from our interests in its stock and the GAMCO Note.

Third Quarter Results of Operations

Assets Under Management (AUM)

	September 30,	June 30,	December 31,	September 30,
	2016	2016	2015	2015

Event Merger Arbitrage	$1,044	$989	$869	$860
Event-Driven Value	144	141	145	159
Other	63	61	66	66
Total AUM	$1,251	$1,191	$1,080	$1,085

AUM at September 30, 2016 was $1.25 billion, an increase of $166 million from $1.09 billion at September 30, 2015 due to $84 million of net inflows and $82 million of net appreciation.

Revenues and results of operations

Total operating revenue for the three months ended September 30, 2016 was approximately $5.5 million versus $4.7 million in the comparable prior year period.

-	Investment advisory fees increased to $2.29 million in the third quarter of 2016, up from $2.24 million in the comparable 2015 quarter.

-
Our institutional research services revenue was $2.6 million in the third quarter 2016 versus $2.1 million in the year ago quarter.  The increase is primarily due to higher underwriting fees earned for preferred stock offerings and sales manager fees from at-the market offerings of certain GAMCO closed-end funds, partially offset by a reduction of income earned from research provided to third party institutions.

Our operating loss of $4.5 million in the third quarter of 2016 was higher than the operating loss of $1.1 million in the comparable quarter of 2015. Operating loss before management fee increased to $3.9 million in the third quarter of 2016 versus $2.5 million in the prior year period.  The change was primarily due to an increase in compensation and professional fees resulting from our transformation into a stand-alone public company and certain variable compensation expenses that fluctuate with gains(losses) on investment portfolios.

Incentive fees are not recognized until the measurement period ends and the fee is crystalized (typically at calendar year end).  Had the measurement period ended on September 30, we would have recognized $6.1 million additional revenue attributable to incentive fees for the nine months ended September 30, 2016 versus $0.6 million for the nine months ended September 30, 2015. For years in which our funds have positive performance, fourth quarter revenues, and therefore fourth quarter net income, will generally exceed the revenue and net income levels recognized in each of the prior three quarters of the year.

Investments and other non-operating income/(expense)

During the third quarter of 2016, investment and other non-operating income was $10.3 million versus a loss of $11.3 million in the third quarter of 2015.  Investment gains were $7.6 million in the 2016 quarter versus losses of $11.5 million in the comparable 2015 quarter, both primarily reflecting the impact of marking the portfolio to market.  Net dividend and interest income was $2.8 million in the 2016 quarter, substantially higher than the $0.2 million earned in the comparable quarter in 2015, primarily due to the interest accrued on the GAMCO Note in 2016.

Business and Investment Highlights

Event Driven Asset Management

Gabelli Associates Fund LP, which invests in merger arbitrage situations, had gross and net returns of 6.84% and 4.83%, respectively, for the nine months ended September 30, 2016.  M&A activity was down 22% from 2015 levels, but deal activity in the third quarter was still a healthy $796 billion.  Drivers included the search for global growth and inexpensive financing.  We expect continued deal activity and bouts of market volatility to offer attractive opportunities to earn risk adjusted returns that are not correlated to the market.

Institutional Research

In the third quarter, our institutional research services business sponsored one investment symposium as well as several non-deal roadshows featuring C-suite level executives.  On September 8, 2016, we hosted our 22nd Annual Aircraft Supplier & Connectivity Conference in New York City.  Along with our historical research in the aircraft supplier sector, we underscored the importance of connectivity to the industry and to the end user.

Shareholder Compensation

During the quarter ended September 30, 2016, we repurchased 93,627 AC shares at an average price of $30.78 per share, for a total cost of $2.9 million.

About Associated Capital Group, Inc.

The Company was spun-off from GAMCO on November 30, 2015. The Company manages proprietary capital and operates businesses via Gabelli Securities, Inc. (“GSI”), its 100% owned subsidiary.

GSI and its wholly owned subsidiary, Gabelli & Partners, collectively serve as general partners or investment managers to investment funds including limited partnerships, offshore companies and separate accounts. The Company primarily manages assets in equity event-driven strategies, across a range of risk and event arbitrage portfolios. The business earns fees from its advisory assets, and income (loss) from proprietary trading and investment portfolio activities. The advisory fees include management and incentive fees. Management fees are largely based on a percentage of the portfolios assets under management. Incentive fees are based on the percentage of profits derived from the investment performance delivered to clients' invested assets. GSI is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

The Company operates its institutional research services business through G.research, a wholly owned subsidiary of GSI. G.research is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, that provides institutional research services and acts as an underwriter.

NOTES ON NON-GAAP FINANCIAL MEASURES

A.
Management believes the analysis of Adjusted Economic book value ("AEBV") and AEBV per share, both non-GAAP financial measures, are useful in analyzing the Company's financial condition during the period in which it builds its core operating business. For GAAP purposes, the amount of the GAMCO Note, which was issued to the Company as part of the spin-off transaction, is treated as a reduction in equity for the period all or a portion of it is outstanding. The GAMCO Note is expected to be paid down ratably over five years or sooner at GAMCO’s option. As the GAMCO Note pays down, the Company's total equity will increase, and once the GAMCO Note is fully paid off by GAMCO, the Company's total equity and AEBV will be the same. AEBV and AEBV per share represent book value and book value per share, respectively, without reducing equity for the period all or any portion of the GAMCO Note is outstanding.  The calculations of AEBV and AEBV per share at September 30, 2016 are shown below:

Associated Capital Group, Inc.
Reconciliation of Total Equity to Adjusted Economic Book Value

	Total	Per Share
Total equity as reported	$898,069	$35.41
Add: GAMCO Note	100,000	3.94
Adjusted Economic book value	$998,069	$39.35

B.
Operating loss before management fee expense is used by management to evaluate its business operations.  We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax loss before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.  The reconciliation of operating loss before management fee expense to operating loss is provided below.

Associated Capital Group, Inc.
Reconciliation of non-GAAP financial measures to GAAP

	Q3	Q3	YTD	YTD
	2016	2015	2016	2015
Operating loss before management fee	$(3,856)	$(2,455)	$(11,298)	$(9,307)
Deduct: management fee expense	641	(1,374)	1,066	(878)
Operating loss	$(4,497)	$(1,081)	$(12,364)	$(8,429)

Table I
ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)

	September 30,	December 31,	September 30,
	2016	2015	2015

ASSETS

Cash and cash equivalents	$402,403	$205,750	$363,055
Investments	360,892	420,991	308,890
Investment in GAMCO stock	125,070	136,360	-
Receivable from brokers	19,807	56,510	52,595
Other receivables	10,577	13,229	2,702
Other assets	6,062	3,908	3,627

Total assets	$924,811	$836,748	$730,869

LIABILITIES AND EQUITY

Payable to brokers	$1,549	$50,648	$49,365
Income taxes payable and deferred tax liabilities	2,014	5,669	8,832
Compensation payable	8,499	10,926	5,046
Securities sold short, not yet purchased	4,215	9,623	5,577
Accrued expenses and other liabilities	6,466	2,595	26,472
Sub-total	22,743	79,461	95,292

Redeemable noncontrolling interests	3,999	5,738	6,018

Equity	1,005,702	1,003,406	624,792
4% PIK Note due from GAMCO	(100,000)	(250,000)	-
Accumulated comprehensive income (loss)	(7,633)	(1,857)	4,767
Total equity	898,069	751,549	629,559

Total liabilities and equity	$924,811	$836,748	$730,869

Table II

ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Quarter Ended September 30,

	2016		2015

Investment advisory and incentive fees	$2,294		$2,240
Institutional research services	2,609		2,063
Other revenues	548		387
Total revenues	5,451		4,690

Compensation costs	6,415		5,079
Stock based compensation	727		630
Other operating expenses	2,165		1,436
Total expenses	9,307		7,145

Operating loss before management fee	(3,856)		(2,455)

Investment gain/(loss)	7,566		(11,539)
Interest and dividend income from GAMCO	1,836		-
Interest and dividend income, net	931		228
Investment and other non-operating income/(expense), net	10,333		(11,311)

Gain/(loss) before management fee and income taxes	6,477		(13,766)
Management fee	641		(1,374)
Income/(loss) before income taxes	5,836		(12,392)
Income tax	1,807		(4,388)
Net income/(loss)	4,029		(8,004)
Net income/(loss) attributable to noncontrolling interests	70		(464)
Net income/(loss) attributable to Associated Capital Group, Inc.	$3,959		$(7,540)

Net income/(loss) per share attributable to Associated Capital Group, Inc.:
Basic	$0.16		$(0.30)

Diluted	$0.16		$(0.30)

Weighted average shares outstanding:
Basic	24,918		24,947

Diluted	25,219		25,241

Actual shares outstanding	25,361	(a)	25,538	(a)

Notes:
(a) Includes 427,290 and 688,550 of RSAs at September 30, 2016 and 2015, respectively.

Table III

ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Nine Months Ended September 30,

	2016		2015

Investment advisory and incentive fees	$6,586		$6,295
Institutional research services	6,954		6,130
Other revenues	1,392		1,422
Total revenues	14,932		13,847

Compensation costs	18,168		16,555
Stock based compensation	2,015		1,895
Other operating expenses	6,047		4,704
Total expenses	26,230		23,154

Operating loss before management fee	(11,298)		(9,307)

Investment gain/(loss)	12,770		(834)
Interest and dividend income from GAMCO	7,012		-
Interest and dividend income, net	2,196		1,319
Investment and other non-operating income, net	21,978		485

Gain/(loss) before management fee and income taxes	10,680		(8,822)
Management fee	1,066		(878)
Income/(loss) before income taxes	9,614		(7,944)
Income tax	2,773		(3,154)
Net income/(loss)	6,841		(4,790)
Net income/(loss) attributable to noncontrolling interests	270		(490)
Net income/(loss) attributable to Associated Capital Group, Inc.	$6,571		$(4,300)

Net income/(loss) per share attributable to Associated Capital Group, Inc.:
Basic	$0.26		$(0.17)

Diluted	$0.26		$(0.17)

Weighted average shares outstanding:
Basic	24,879		25,047

Diluted	25,194		25,337

Actual shares outstanding	25,361	(a)	25,538	(a)

Notes:
(a) Includes 427,290 and 688,550 of RSAs at September 30, 2016 and 2015, respectively.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe.  Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings.  Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.